Exhibit 10.19

May 10, 2013

Scott Carter

Dear Scott:

On behalf of Mitek Systems, Inc. (referred to herein as “Mitek” or the “Company”), I am pleased to confirm the offer of regular, full-time employment extended to you for the position of Chief Marketing Officer, reporting to James DeBello, President & Chief Executive Officer. Your hire date is expected to be on or about Monday, July 1, 2013 and is subject to Mitek’s standard reference and background checks. Further details of this offer are as follows:

Base Salary:	You will earn an annualized base salary of $250,000 paid bi-weekly in the amount of $9,615.38.

Incentives:

You will have the opportunity to earn an annual bonus up to $100,000 for each Fiscal Year based upon meeting mutually agreed upon objectives to be determined within the first month of employment. You will be guaranteed the full pro rata amount of your annual bonus for the remaining Fiscal Year 2013 period beginning with your date of employment and ending September 30, 2013.

Stock Options:

Pending your acceptance of this offer, we will request that the Board of Directors approves your participation in the Mitek 2012 Incentive Plan (“the Plan”) with a stock option grant of 160,000 shares of Mitek Common Stock and a restricted stock grant of 40,000 shares of Mitek Common Stock. The option grant will vest over 4 years from your hire date, 25% of which will best on the one-year anniversary of your date of hire and the remaining 75% will vest in equal monthly increments over the next 36 months following the anniversary of the date of grant. The restricted stock grant will vest over 4 years from your hire date, 25% on each anniversary of your date of hire. The price of your stock options will be based on the fair market value of Mitek’s common stock on the later of your hire date or the date your option grant is approved by the Board of Directors. You will be provided details of the Plan shortly after your options have been approved.

Benefits:

As a regular, full-time employee of Mitek you will be eligible for group benefits for yourself and your eligible dependents effective on the first day of the month following your hire date. Basic benefits include a comprehensive health insurance plan; dental insurance and vision care insurance. In addition, you will be eligible for term life insurance and long-term disability insurance. You will also accrue three (3) weeks, equal to fifteen (15) days, of paid vacation per year; seven (7) paid sick days and ten (10) paid holidays, in accordance with Company policy. In addition, you will be eligible to participate in the Mitek Systems Inc. 401(k) Savings Plan and Mitek’s Flexible Spending Plan.

You will be asked to contribute a portion of the cost of your own insurance coverage and any dependent coverage you elect. The cost of coverage will vary based upon the number of dependents covered and plan selection. Any premiums, you pay, however, will be paid pre-tax. Full details of employee benefits will be provided once you are on board.

8911 Balboa Avenue, Ste B — San Diego, CA 92123 — Phone: 858.308.1700 — Fax: 858.309.1701

Relocation:

The Company will pay you $40,000, net of applicable withholding taxes and provide you with the services of a relocation coordinator in order to help cover the costs and logistics of your relocation to San Diego. Should you terminate your employment with Mitek within 12 months of your start date, this amount will be repayable by you to the Company. This repayment obligation will lapse at the rate of 1/12 of the total for each full month you are employed by the Company.

Mitek is an “at-will” employer and as such your employment must be entered into voluntarily and is for no specified period. As a result, you are free to resign or Mitek may terminate your employment at any time, for any reason, with or without cause. The terms of this written offer of employment supersede any prior offer. No one has the authority to amend or modify this employment relationship, either verbally or in writing, except the Chief Executive Officer and any amendment or modification hereto must be made in writing, signed by you and the Chief Executive Officer.

The terms described in this letter shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the Company. Your employment, pursuant to this offer, is contingent upon your executing the Company’s standard proprietary information agreement and a confidential disclosure agreement, which will be provided to you on your first day of employment.

We are very excited about the prospect of your joining our team. Mitek is an exciting company with what we believe is an excellent opportunity for growth and success.

If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning a copy to me at jdebello@miteksystems.com. If not accepted, this offer expires at 5:00 P.M. PST on Monday, May 20, 2013.

Sincerely,

MITEK SYSTEMS, INC.

/s/ James B. DeBello

James B. DeBello

President and Chief Executive Officer

Accepted:

/s/ Scott Carter

Scott Carter

May 17, 2013